Exhibit 99.1
Cartesian Therapeutics Announces the Appointment of Adrian Bot to Board of Directors

FREDERICK, Md., Dec. 18, 2025 (GLOBE NEWSWIRE) -- Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (the “Company”), a clinical-stage biotechnology company pioneering cell therapy for autoimmune diseases, today announced the appointment of Adrian Bot, M.D., Ph.D., to the Company’s Board of Directors. Dr. Bot is a biopharma executive with three decades of experience in research and development (R&D) with a focus on immune, cell, gene therapy and nanomedicines. He will serve as a member of the Science and Technology Committee of the Board.

“Dr. Bot brings a unique perspective shaped by pioneering work in first-in-class CAR T cell therapies, including the recent historic acquisition of Capstan’s novel in-vivo CAR T technology by Abbvie, as well as the development of next generation RNA-based precision medicines,” said Carsten Brunn, Ph.D., President and Chief Executive Officer of Cartesian. “His dynamic expertise will be particularly valuable while we continue to advance our current pipeline and explore potential opportunities beyond ex-vivo cell therapy. We look forward to his insights and are excited to have him on board as we move into a critical year of focused execution.”

“Cartesian is at the forefront of expanding the reach of powerful cell therapies to autoimmunity, advancing a well-differentiated technology with exciting clinical activity and a favorable safety profile,” said Dr. Bot. “I look forward to bringing a fresh perspective, as well as industry expertise in the immune engineering space, and working alongside the talented leadership team and Board as the Company continues to execute on its important mission.”

Most recently, Dr. Bot was the founding Chief Scientific Officer and Executive Vice President of R&D at Capstan Therapeutics, a company developing next generation RNA-based precision medicines. Previously, he held leadership roles at Kite Pharma and Kite, a Gilead Company, including Chief Scientific Officer, Global Head of Translational Medicine and Head of Discovery Research, respectively. At Kite, he contributed to the development of first-in-class CAR T cell therapy products for cancer. He also served in various senior R&D leadership positions at MannKind and Alliance Pharma. Dr. Bot has co-authored more than 200 peer reviewed manuscripts, abstracts, book chapters, and monographs. He received his M.D. from the University of Medicine and Pharmacy in Timisoara, Romania, and a Ph.D. in Biomedical Sciences at Mount Sinai School of Medicine.

About Cartesian Therapeutics
Cartesian Therapeutics is a clinical-stage company pioneering cell therapy for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a CAR-T in Phase 3 clinical development for patients with generalized myasthenia gravis with plans to initiate a Phase 2 trial in myositis. For more information, please visit www.cartesiantherapeutics.com or follow the Company on LinkedIn or X, formerly known as Twitter.

Forward Looking Statements
Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the potential of Descartes-08 or any of the Company’s other product candidates to treat myasthenia gravis, myositis, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, including the ongoing Phase 3 AURORA trial of Descartes-08 in myasthenia gravis and the planned Phase 2 trial of Descartes-08 in myositis, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important

Exhibit 99.1
factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, political uncertainty, the Company’s reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts, pandemics, and macroeconomic impacts, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Investor Contact
Megan LeDuc
Associate Director of Investor Relations
megan.leduc@cartesiantx.com
Media Contact
David Rosen
Argot Partners
david.rosen@argotpartners.com